FOR IMMEDIATE RELEASE


            BIO-BRIDGE SCIENCE (BGES.OB) SIGNS EXCLUSIVE DISTRIBUTION
                   AGREEMENT WITH XINHUA SURGICAL INSTRUMENTS

OAK BROOK, ILLINOIS, November 21, 2005 - Bio-Bridge Science, Inc. (OTCBB: BGES) today announced that it has entered into an exclusive distribution agreement with Xinhua Surgical Instruments Co., Ltd., located in Shandong, China.

Under the agreement, Bio-Bridge Science has been granted exclusive distribution rights for all Xinhua surgical instruments in the United States, which are subject to FDA approval.

Dr. Liang Qiao, Chairman and CEO of Bio-Bridge Science said, "We believe that our agreement with Xinhua will enable us to create a revenue stream as we develop our vaccine program. We are pleased to be able to offer Xinhua surgical instruments to potential U.S. customers. Xinhua surgical instruments are manufactured with German technology and expertise, giving them competitive advantages in product surface, corrosion resistance, performance, as well as price. We believe our knowledge of the Chinese and American medical market should allow us to be effective in introducing the products in the United States."

About the Company
Bio-Bridge Science, Inc. is a biotechnology firm focused on the development of vaccines with broad therapeutic and preventive applications. Through its wholly owned subsidiary in Beijing, Bio-Bridge is developing a HIV Vaccine, that is expected to enter clinical trials early next year in China. The vaccine, based on exclusive technology co-developed by CEO Liang Qiao, an associate professor at Loyola University Chicago's Stritch School of Medicine, is designed to target infection in mucosal tissues, the first type of tissue attacked by HIV.

About Xinhua
Xinhua Surgical Instruments Co. Ltd. is a world leader in surgical instrument production that is based in Shandong, China

Forward Looking Statements
This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to SEC filings for additional information and accompanying notes to financial statements.

Contact:
Bio-Bridge Science Contact                  Investor Relations:
Dr. Liang Qiao, Chairman & CEO              Leslie Wolf-Creutzfeldt
Tel: 630-928-0869                           Adam Friedman Associates
bbs@bio-bridge-science.com                  212-981-2529x11
                                            leslie@adam-friedman.com